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Exhibit 8.1

[HUNTON & WILLIAMS LLP LETTERHEAD]

June 1, 2007

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, CA 94104

KKR Financial Holdings LLC
Qualification as a Partnership

Ladies and Gentlemen:

        We have acted as special tax counsel to KKR Financial Holdings LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission, with respect to the offer and sale from time to time of common shares of the Company (the "Common Shares"), preferred shares of the Company (the "Preferred Shares"), and warrants to purchase Common Shares and Preferred Shares, pursuant to the prospectus (the "Prospectus") filed as a part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

        The Company owns interests in corporate loans and debt securities, marketable public equity securities and private non-marketable equity securities, including the common stock of KKR Financial Corp., an entity treated as a real estate investment trust for U.S. federal income tax purposes.

        In giving this opinion letter, we have examined the following:

1.
the Company's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement");

2.
the Registration Statement and the Prospectus; and

3.
such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed, with your consent, that:

1.
each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during its taxable year ending December 31, 2007, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3.
the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the opinions expressed below; and

4.
no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Officer's Certificate. Furthermore, where the factual representations in the Officer's Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

        Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the heading "Material U.S. Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

  (a)
  the Company will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation; and

  (b)
  the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations" are correct in all material respects.

        We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will allow it to be taxed as partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes.

        We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations" as set forth in (b) above).

        The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to partnership classification. No assurance can be given that the law will not change in a way that could cause the Company to be taxable as a corporation for U.S. federal income tax purposes.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                      Very truly yours,

                      /s/ Hunton & Williams LLP

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  Exhibit 8.1